EXHIBIT 21.1

                   SUBSIDIARIES OF LAIDLAW GLOBAL CORPORATION

o    Laidlaw Holdings, Inc.

o    Laidlaw Global Securities, Inc.

o    Globeshare Group, Inc. (97% interest)

o    Laidlaw Pacific (Asia) Ltd.